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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-51122, Form S-8 No. 333-84672, Form S-8 No. 333-45410, Form
S-8 No. 333-11537 and Form S-8 No. 333-110106) of Andrx Corporation and in the related Prospectus of our reports dated March 4, 2005, with respect to the consolidated financial statements of Andrx Corporation, Andrx Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Andrx Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                                                            /s/Ernst & Young LLP
                                                    Certified Public Accountants


Fort Lauderdale, Florida
March 4, 2005